EXHIBIT 5.1
OPINION AND CONSENT OF HEWITT & O’NEIL LLP
August 31, 2009
Quiksilver, Inc.
15202 Graham Street
Huntington Beach, CA 92649
     Re: Quiksilver, Inc. – Registration Statement for Offering of an Aggregate of 2,000,000 Shares of Common Stock
Dear Ladies and Gentlemen:
     We have acted as counsel to Quiksilver, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 2,000,000 shares of the Company’s common stock (the “Shares”) authorized for issuance under the Company’s Employee Stock Purchase Plan (the “ESPP”).
     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
     We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the ESPP. Based on such review, we are of the opinion that if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to the provisions of duly authorized stock purchase rights under the ESPP and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and non-assessable shares of the Company’s common stock.
     We consent to your filing of this letter as Exhibit 5.1 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.
     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the ESPP or the Shares.

Very truly yours,

/s/ Hewitt & O’Neil LLP
HEWITT & O’NEIL LLP